Exhibit 99.1

For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek, Inc. Receives Notice from NYSE of
Falling Below Continued Listing Standards

Menomonee Falls, Wis., June 24, 2010 —Magnetek, Inc. (“Magnetek” or the “Company”) announced today that, on June 21, 2010, the Company received notification from NYSE Regulation of being below the continued listing standards of the New York Stock Exchange (“NYSE”).   The Company is considered below criteria established by the NYSE because the Company’s average market capitalization has been less than $50 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $50 million.

In accordance with NYSE procedures, the Company has 45 days from the receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the NYSE’s continued listing standards within 18 months (the “plan period”).  Magnetek intends to develop and submit such a business plan within the required time frame.  The Listings and Compliance Committee of the NYSE (the “Committee”) will then review the business plan for final disposition.

In the event the Committee accepts the plan, the Company will be subject to quarterly monitoring for compliance with the business plan and the Company’s stock will continue to trade on the NYSE during the plan period, subject to the Company’s compliance with other NYSE continued listing requirements.  In the event the Committee does not accept the business plan, the Company will be subject to suspension by the NYSE and delisting procedures.

The Committee may, at its discretion, accept the Company’s business plan but choose to truncate the usual 18 month plan period, given the recurrence of having fallen below the continued listing standards.  In November 2008, the Company was notified by NYSE Regulation that it was not in compliance with the continued listing standards of the NYSE, and the Company subsequently submitted a business plan and regained compliance with the listing standards as of the end of that initial 18 month plan period in May 2010.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada as well as Menomonee Falls. The Company reported revenues of $98 million for its 2009 fiscal year, which ended June 28, 2009.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including (1) difficulty in the timely development of a plan to achieve compliance that is acceptable to the NYSE, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934